October 19, 2023

Northern Lights Fund Trust III

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 584 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the “Registration Statement”), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 572 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 572 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

PBS/MVW

EXHIBIT A

1. Absolute Capital Asset Allocator Fund
2. Absolute Capital Defender Fund
3. Boyd Watterson Limited Duration Enhanced Income Fund
4. Centerstone International Fund
5. Centerstone Investors Fund
6. Counterpoint Tactical Equity Fund
7. Counterpoint Tactical Income Fund
8. Counterpoint Tactical Municipal Fund
9. CP High Yield Trend ETF
10. FPA Global Equity ETF
11. HCM Defender 100 Index ETF
12. HCM Defender 500 Index ETF
13. HCM Dividend Sector Plus Fund
14. HCM Dynamic Income Fund
15. HCM Income Plus Fund
16. HCM Tactical Growth Fund
17. Issachar Fund
18. Persimmon Long/Short Fund
19. Pinnacle Multi-Strategy Core Fund
20. RESQ Dynamic Allocation Fund
21. RESQ Strategic Income Fund
22. Return Stacked® Risk Managed U.S. Stocks & Bonds Fund
23. Rondure New World Fund
24. Rondure Overseas Fund
25. Swan Defined Risk Fund
26. Swan Defined Risk Emerging Markets Fund
27. Swan Defined Risk Foreign Fund
28. Swan Defined Risk Growth Fund
29. Swan Defined Risk U.S. Small Cap Fund
30. The Covered Bridge Fund
31. The Teberg Fund